UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

OLD DOMINION ELECTRIC COOPERATIVE

(Exact name of Registrant as Specified in Its Charter)

Virginia	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4201 Dominion Boulevard Glen Allen, Virginia		23060
(Address of Principal Executive Offices)		(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2016, Old Dominion Electric Cooperative (“ODEC”) and the Virginia, Maryland and Delaware Association of Electric Cooperatives (“VMDAEC”) (collectively, the “Employer”) entered into an employment agreement with Jackson E. Reasor, our Chief Executive Officer.  The agreement is for the term of three years, with an automatic one-year extension unless Mr. Reasor or the Employer gives written notice 30 days prior to the expiration of the agreement.  The agreement provides that he will receive an annual compensation of $590,547, effective as of June 1, 2016, subject to annual adjustment by the board(s) of directors of the Employer.  The boards of directors of the Employer also may grant Mr. Reasor an annual bonus at their discretion.  Mr. Reasor will also be entitled to participate in all benefit plans available to the employees of the Employer.

In the future, VMDAEC may discontinue its current practice of having ODEC’s President and CEO also serve VMDAEC in that same capacity.  The agreement contemplates that Mr. Reasor will serve as President and CEO of both entities until VMDAEC takes final action to effectuate the discontinuance.  Mr. Reasor’s compensation will not change under the agreement if he ceases to be the President and CEO of VMDAEC.

Under the agreement, during the first two years of the contract period, if Mr. Reasor voluntarily terminates his employment following material breach by the Employer or the Employer terminates him without specified cause, the Employer will pay Mr. Reasor a salary at the rate in effect on the date of termination for one year, plus medical insurance benefits, with limited exceptions.  During the third, and if applicable, fourth year of the contract period, if Mr. Reasor voluntarily terminates his employment following material breach by the Employer or the Employer terminates him without specified cause, the Employer will pay Mr. Reasor only through the contract term.  A copy of the agreement is attached as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.Description

                      10.1  Employment agreement effective June 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE

Date: June 8, 2016	By:	/s/ Robert L. Kees
Name: Robert L. Kees
Title: Senior Vice President and Chief Financial Officer